Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Solpower Corporation, which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated March 22, 1999. We agree with the statements concerning our Firm in such Form 8-K.

                           Yours very truly,

                           /s/ Clancy & Co.

                           Clancy & Co., P.L.L.C.